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                                                        EXHIBIT 5.1



            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                        August 18, 1997


Hayes Wheels International, Inc.
38481 Huron River Drive
Romulus, Michigan 48174


                          Re:     Hayes Wheels International, Inc.
                                  Registration on Form S-3

Ladies and Gentlemen:

          We have acted as special counsel to Hayes Wheels International, Inc., a Delaware corporation (the "Company"), in connection with the public offering
(i) by the Company of up to 2,566,925 shares (including 566,925 shares subject to an over-allotment option) (the "Company Shares"), (ii) by Renate Kukwa-Lemmerz and Inge Kruger-Pressl of up to an aggregate of 1,628,800 shares (the "Lemmerz Shares") and (iii) by Richard W. Tuley of up to 150,702 shares (the "Option Shares"), in each case, of Common Stock, par value $.01 per share (the "Common Stock"), of the Company.

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 33-31669) as filed with the

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Hayes Wheels International, Inc.
August 18, 1997
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Securities and Exchange Commission (the "Commission") on July 21, 1997 under the
Act, Amendment No. 1 thereto as filed with the Commission on August 4, 1997 and Amendment No. 2 thereto filed with the Commission on August 18, 1997 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the forms of the (A) U.S. Purchase Agreement
(the "U.S. Purchase Agreement") proposed to be entered into among (x) the Company, (y) Renate Kukwa-Lemmerz, Inge Kruger-Pressl and Richard W. Tuley (collectively, the "Selling Stockholders") and (z) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and
Goldman, Sachs & Co. (collectively, the "U.S. Underwriters") and (B) International Purchase Agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") proposed to be entered into among (x) the Company, (y) the Selling Stockholders and (z) Merrill Lynch International, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns International Limited and Goldman Sachs International (collectively, the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), in each case, filed as an exhibit to the Registration Statement; (iii) a specimen certificate representing the Common Stock; (iv) the Restated Certificate of Incorporation of the Company, as amended to date; (v) the Amended and Restated By-Laws of the Company, as amended to date; (vi) certain resolutions of the Board of Directors of the Company, certain resolutions of the Board of Directors of MWC Holdings, Inc., as predecessor of the Company ("Holdings") and drafts of certain resolutions
(the "Draft Resolutions") of the Pricing Committee of the Board of Directors of the Company (the "Pricing Committee"), in each case, relating to the issuance and sale of the Company Shares and related matters; and (vii) the Employment Agreement dated as of July 1, 1996 between Holdings and Richard W. Tuley (the "Option Agreement"). We have also examined originals or copies,

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Hayes Wheels International, Inc.
August 18, 1997
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certified or otherwise identified to our satisfaction, of such records of the
Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Members of our firm are admitted to the bar of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

          Based upon and subject to the foregoing, we are of the opinion that
(a) when (i) the Registration Statement becomes effective, (ii) the Draft Resolutions have been adopted by the Pricing Committee, (iii) the price at which the Company Shares are to be sold to the Under-





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Hayes Wheels International, Inc.
August 18, 1997
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writers pursuant to the Purchase Agreements and other matters relating to the issuance and sale of the Company Shares have been approved by the Pricing Committee in accordance with the Draft Resolutions, (iv) the Purchase Agreements have been duly executed and delivered, and (v) certificates representing the Company Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Underwriters, as contemplated by the Purchase Agreements, the issuance and sale of the Company Shares will have been duly authorized, and the Company Shares will be validly issued, fully paid and nonassessable, (b) the Lemmerz Shares have been duly authorized and validly issued and are fully paid and nonassessable and (c) the Option Shares have been duly authorized and, upon exercise of the Option (as defined in the Option Agreement) and payment of the aggregate Exercise Price (as defined in the Option Agreement), all in accordance with the terms and conditions set forth in the Option Agreement, the Option Shares will have been validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                        Very truly yours,





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Hayes Wheels International, Inc.
August 18, 1997
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                                        /s/ Skadden, Arps, Slate,
                                            Meagher & Flom